As filed with the Securities and Exchange Commission on May 18, 2026

Registration No. 333-275120

Registration No. 333-276344

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST- EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3 REGISTRATION STATEMENT NO. 333-275120

FORM S-3 REGISTRATION STATEMENT NO. 333-276344

UNDER

THE SECURITIES ACT OF 1933

Soleno Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0523891
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

100 Marine Parkway, Suite 400

Redwood City, CA 94065

(650) 213-8444

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Darin M. Lippoldt

President and Secretary

Soleno Therapeutics, Inc.

6027 Edgewood Bend Court

San Diego, California 92130

(858) 617-7600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Jamie Leigh

Kevin Cooper

Carlos Ramirez

Cooley LLP

3 Embarcadero Center, 20th Floor

San Francisco, California 94111

(415) 693-2000

(Approximate date of commencement of proposed sale to the public): Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) is being filed by Soleno Therapeutics, Inc. (the “Registrant”) to deregister any and all securities registered but unsold or otherwise unissued as of the date hereof under the following Registration Statements on Form S-3 (each, a “Registration Statement,” and collectively, the “Registration Statements”) previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement No.  333-275120, filed with the SEC on October 20, 2023, relating to the registration of a resale of an aggregate of 3,000,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), by the selling stockholders named therein.

•

Registration Statement No. 333-276344, filed with the SEC on January 2, 2024, relating to the registration of an unspecified number of the Company’s Common Stock, preferred stock, debt securities, depositary shares, warrants, subscription rights, purchase contracts and/or units, with an unspecified aggregate offering price.

On May 18, 2026, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 5, 2026, by and among the Registrant, Neurocrine Biosciences, Inc. (“Parent”) and Sigma Merger Sub, Inc. (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings and sales of securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant registered under the Registration Statements which remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of the Registration Statements and removes from registration all of the securities that remain unsold under the Registration Statements as of the date hereof, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment, there will be no remaining securities registered by the Registrant pursuant to the Registration Statements.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 6, 2026.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on May 18, 2026.

SOLENO THERAPEUTICS, INC.

By:	/s/ Darin M. Lippoldt
Name: Darin M. Lippoldt
Title: President and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.